EXHIBIT 10.1

J.P. MORGAN SECURITIES LLC JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, New York 10179	BANK OF MONTREAL BMO CAPITAL MARKETS 115 South LaSalle Street Chicago, IL 60603

October 5, 2013
Darling International Inc.
251 O’Connor Ridge Blvd., Suite 300
Irving, Texas 75038
Attention: Colin Stevenson
Project Horizon
Backstopped Facilities Commitment Letter
Ladies and Gentlemen:
You have advised JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank”), J.P. Morgan Securities LLC (“JPMorgan”) and Bank of Montreal (“Bank of Montreal”) acting under its trade name BMO Capital Markets (“BMO Capital Markets”) (collectively, the “Commitment Parties”, “us” or “we”) that Darling International Inc., a Delaware corporation (“you” or the “Parent Borrower”), intends to acquire the entities, operations and assets representing the Vion Ingredients Division (the “Target”) of VION Holding N.V. (the “Seller”), and consummate the other transactions described on Exhibit A hereto. Capitalized terms used but not defined herein are used with the meanings assigned to them in the Exhibits, including the Senior Secured Credit Agreement (as defined below) attached hereto (such Exhibits, together with this letter, collectively, the “Backstopped Facilities Commitment Letter”).

1.	Commitments
In connection with the Transactions, (a) JPMorgan Chase Bank is pleased to advise you of its several and not joint commitment to provide 58.8% of the Term Loan A Facility and 58.8% of the Revolving Facility and (b) Bank of Montreal (together with JPMorgan Chase Bank, each an “Initial Lender” and collectively the “Initial Lenders”) is pleased to advise you of its several and not joint commitment to provide 41.2% of the Term Loan A Facility and 41.2% of the Revolving Facility, in each case, upon the terms set forth in this letter and the form of credit agreement attached hereto as Exhibit B (the “Senior Secured Credit Agreement”), the initial funding of which is subject only to the conditions set forth in the Senior Secured Credit Agreement.

2.	Titles and Roles
It is agreed that: (i) each of JPMorgan and Bank of Montreal will act as joint lead arranger and joint bookrunner for the Backstopped Facilities (acting in such capacities, the “Lead Arrangers”), (ii) JPMorgan Chase Bank will act as sole administrative agent for the Backstopped Facilities (the “Administrative Agent”) and (iii) BMO Capital Markets will act as a syndication agent for the Backstopped Facilities.
It is further agreed that JPMorgan will have “left” placement in any marketing materials or other documentation used in connection with the Backstopped Facilities and Bank of Montreal will have immediate right placement in any marketing materials or other documentation used in connection with the Backstopped Facilities. You agree that no other agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this Backstopped Facilities Commitment Letter and the Fee Letters referred to below) will be paid in connection with the Backstopped Facilities unless you and we shall so reasonably agree; provided that within 10 business days of the date hereof you may appoint additional agents or co-agents in respect of the Backstopped Facilities with economics determined by you in consultation with us (each an “Additional Initial Lender”) subject to such Additional Initial Lender entering into customary joinder documentation pursuant to which such Additional Initial Lender (or its affiliate) becomes a party hereto and assumes a portion of the Initial Lenders’ commitments in respect of the Backstopped Facilities in a proportion at least equal to its economics in respect thereof (such reduction in the Initial Lenders’ commitments to be ratable based on the amounts thereof at the time of such assumption); provided further that no Additional Initial Lender shall be entitled to greater economics in respect of the Backstopped Facilities than the Commitment Parties and in any case, JPMorgan and JPMorgan Chase shall be entitled to at least 50% of the economics in respect of the Backstopped Facilities and Bank of Montreal shall be entitled to at least 35% of the economics in respect of the Backstopped Facilities. Upon any Additional Initial Lender assuming such commitment it shall be deemed an “Initial Lender” and “Commitment Party” hereunder.

3.	Syndication
JPMorgan intends to syndicate the Backstopped Facilities to a group of lenders identified by JPMorgan in consultation with you and reasonably acceptable to you (together with the Initial Lenders, the “Lenders”); it being understood that JPMorgan will not syndicate to (i) those Persons that are competitors of you or your subsidiaries or the Target or (ii) such other Persons, in each case, identified in writing to JPMorgan prior to the date hereof (in each case, together with any person that is a readily identifiable Affiliate of any person set forth in clauses (i) and (ii) , collectively, the “Disqualified Institutions”); provided that the Parent Borrower, upon reasonable notice to JPMorgan after the date hereof shall be permitted to supplement in writing the list of Persons that are Disqualified Institutions to the extent such supplemented Person is either a competitor that is an operating company or an Affiliate of any operating company competitor (other than an Affiliate that is a Bona Fide Debt Fund, unless such Person is otherwise a Disqualified Institution under clause (ii) above). For purposes of the preceding sentence and the following definitions (a) “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, (b) “Control” and “Controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, (c) “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity and (d) “Bona Fide Debt Fund” means any bona fide (A) debt fund, (B) investment vehicle, (C) regulated bank entity or (D) non-regulated lending entity that is, in each case, engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business that is managed, sponsored or advised by any person Controlling, Controlled by or under common Control with a competitor. Notwithstanding any other provision of this Backstopped Facilities Commitment Letter to the contrary and notwithstanding any syndication or assignment by any Initial Lender (i) no Initial Lender shall be relieved or novated from its obligations hereunder in connection with any syndication or assignment until after the Closing Date, (ii) no such assignment or novation shall become effective with respect to any portion of any Initial Lender’s commitment in respect of the Backstopped Facilities until the initial funding of the Backstopped Facilities on the Closing Date and (iii) unless the Parent Borrower agrees in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, waivers, modifications, supplements and amendments, until the Closing Date has occurred.

JPMorgan intends to commence syndication efforts promptly, and from the date of your acceptance of this Backstopped Facilities Commitment Letter until the earlier to occur of (a) a Successful Syndication (as defined in the Backstopped Facilities Fee Letter) and (b) the date that is 60 days after the Closing Date (such period, the “Syndication Period”) you agree to assist (and, subject to the limitations on your rights under the Acquisition Agreement, to use your commercially reasonable efforts to cause the Target to assist) the Commitment Parties in completing a syndication reasonably satisfactory to the Commitment Parties and you. Such assistance shall include (A) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your existing banking relationships, (B) direct contact between your senior management and the proposed Lenders (and using your commercially reasonable efforts, subject to the limitations on your rights under the Acquisition Agreement, to ensure such contact between your non-legal advisors and senior management of the Target and the proposed Lenders), (C) your assistance (and, subject to the limitations on your rights under the Acquisition Agreement, using commercially reasonable efforts to cause the Target to assist) in the preparation of a customary confidential information memorandum (a “Confidential Information Memorandum”) and other customary marketing and information materials to be used in connection with the syndication of the Backstopped Facilities (all such information, memoranda and material, “Information Materials”), subject to the limitations on your rights to request information concerning the Target as set forth in the Acquisition Agreement, (D) the hosting, with JPMorgan and appropriate members of senior management of the Parent Borrower, of meetings (or, if you and we shall agree, conference calls in lieu of any such meetings) of prospective Lenders at times and locations to be mutually agreed (and, subject to the limitations on your rights under the Acquisition Agreement, using your commercially reasonable efforts to cause the senior management of the Target to be available for such meetings), (E) your using your commercially reasonable efforts to obtain corporate credit and/or corporate family ratings for the Parent Borrower from each of Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC (“S&P”) prior to the Closing Date, and (F) prior to the end of the Syndication Period, your ensuring that there is no competing offering, placement, arrangement or syndication of any debt securities (other than the Senior Unsecured Notes or debt securities issued in lieu of the Senior Unsecured Notes) or bank financing (other than the TLB/Bridge Facilities), or any announcement with respect thereto, by or on behalf of you or, after using your commercially reasonable efforts, subject to the limitations on your rights under the Acquisition Agreement, the Target (it being understood that each of the Rothsay division of Maple Leaf Foods Inc.’s (“Rothsay”) and the Target’s ordinary course short-term working capital facilities (foreign and domestic) and ordinary course capital lease, purchase money and equipment financings and letters of credit, in each case incurred by or issued for the account of, as the case may be, you, Rothsay, the Target or any of your subsidiaries, will not be deemed to be competing with the primary syndication of the Backstopped Facilities). Upon the request of any Commitment Party, you will furnish, for no fee, to such Commitment Party an electronic version of your trademarks, service marks and corporate logo for use in marketing materials for the sole purpose of facilitating the syndication of the Backstopped Facilities and you will agree to grant to such Commitment Party a limited, non-exclusive license to use such trademarks, service marks and corporate logo solely in marketing materials and solely for such purpose (the “License”); provided, however, that the License shall be used solely for the purpose described above and may not be assigned, sublicensed or transferred and you shall have approval rights over all uses of such trademark, service mark and corporate logo and the content of the materials with which it is to be used. All use of such trademarks, service marks and corporate logo by any such Commitment Party shall inure to the sole benefit of you. Notwithstanding anything to the contrary contained in this Backstopped Facilities Commitment Letter or the Fee Letters, neither the commencement nor the completion of the syndication of the Backstopped Facilities, nor the obtaining of the ratings referred to above, shall constitute a condition precedent to the Closing Date.

JPMorgan will manage, in consultation with you (and subject to your consent rights set forth in the first paragraph of this Section 3), all aspects of the syndication, including decisions as to the selection of prospective Lenders to be approached (which may not be Disqualified Institutions) and when they will be approached, when the Lenders’ commitments will be accepted, which Lenders will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. You hereby acknowledge and agree that the Lead Arrangers, in their capacity as such, will have no responsibility other than to arrange the syndication as set forth herein.
At the request of JPMorgan, you agree to assist in the preparation of a version of each Confidential Information Memorandum or other Information Materials (a “Public Version”) consisting exclusively of information with respect to you and your subsidiaries, the Target and the Acquisition that is either publicly available or not material with respect to you and your subsidiaries, the Target, any of your or their respective securities or the Acquisition for purposes of United States federal and state securities laws (such information, “Non-MNPI”). Such Public Versions, together with any other information prepared by you or the Target or your subsidiaries or representatives and conspicuously marked “Public” (collectively, the “Public Information”), which at a minimum means that the word “Public” will appear prominently on the first page of any such information, may be distributed by us to prospective Lenders who have advised us that they wish to receive only Non-MNPI (“Public Side Lenders”), and you shall be deemed to have authorized the Public Side Lenders to treat such Public Information as containing Non-MNPI. You acknowledge and agree that, in addition to Public Information and except to the extent you promptly notify us to the contrary and provided that you shall have been given a reasonable opportunity to review such documents and comply with the U.S. Securities and Exchange Commission disclosure requirements, (a) drafts and final definitive documentation with respect to the Backstopped Facilities, (b) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (c) notifications of changes in the terms of the Backstopped Facilities may be distributed to Public Side Lenders. You acknowledge that Commitment Party public-side employees and representatives who are publishing debt analysts may participate in any public meetings held pursuant to clause (D) of the second preceding paragraph; provided that such analysts shall not publish any information obtained from any such public meetings (i) until the syndication of the Backstopped Facilities has been completed upon the making of allocations by JPMorgan and JPMorgan freeing the Backstopped Facilities to trade or (ii) in violation of any confidentiality agreement between you and the relevant Commitment Party.
In connection with our distribution to prospective Lenders of any Confidential Information Memorandum and, upon our request, any other Information Materials, you will execute and deliver to us a customary authorization letter authorizing such distribution and, in the case of any Public Version thereof, representing that it only contains Non-MNPI. Each Confidential Information Memorandum will be accompanied by a disclaimer exculpating you and us with respect to any use thereof and of any related Information Materials by the recipients thereof. All Information (as defined below), Projections and other materials not specifically identified as Public Information shall be treated as suitable only for posting to private Lenders.

4.	Information
You hereby represent and warrant that (with respect to any information relating to either Rothsay or the Target, to your knowledge) (a) all written information (including all Information Materials) concerning you, Rothsay, the Target and your subsidiaries, other than the Projections, other forward looking information and information of a general economic or industry specific nature that has been or will be made available to us by you or any of your representatives on your behalf in connection with the transactions contemplated hereby (the “Information”), when taken as a whole, does not or will not, when furnished to us, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements thereto) and (b) the financial projections and other forward looking information originated by the Parent Borrower that have been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby (the “Projections”) have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished to us (it being recognized by the Commitment Parties that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond your control, that no assurance can be given that any particular Projections will be realized, that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material). You agree that if, at any time during the Syndication Period, you become aware that any representation in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and any such representation were being made, at such time, then you will (or, with respect to the Information and Projections relating to either Rothsay or the Target, will use your commercially reasonable efforts to) promptly supplement the Information and the Projections so that (with respect to Information and Projections relating to either Rothsay or the Target, to your knowledge) such representations would be correct, in all material respects, under those circumstances; provided, that any such supplementation shall cure any breach of such representations. You understand that in arranging and syndicating the Backstopped Facilities we may use and rely on the Information and Projections without independent verification thereof. Notwithstanding anything to the contrary contained in this Backstopped Facilities Commitment Letter or the Fee Letters, none of the making of any representation under this Section 4, any supplement thereto, or the accuracy of any such representation shall constitute a condition precedent to the availability and initial funding of the Backstopped Facilities on the Closing Date.

5.	Fees
As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay or cause to be paid the nonrefundable fees described in the Backstopped Facilities Fee Letter dated the date hereof and delivered herewith with respect to the Backstopped Facilities (the “Backstopped Facilities Fee Letter”) and in the Senior Secured Facilities Administrative Agency Fee Letter dated the date hereof and delivered herewith with respect to the Senior Secured Facilities (the “Senior Secured Facilities Administrative Agency Fee Letter” and collectively with the Backstopped Facilities Fee Letter, the “Fee Letters”), in each case, on the terms and subject to the conditions set forth therein.

6.	Conditions
Each Commitment Party’s commitments and agreements hereunder (a) with respect to the Backstopped Facilities are subject only to the conditions set forth in the Senior Secured Credit Agreement relating to the Backstopped Facilities and upon satisfaction (or waiver by the Commitment Parties) of such applicable conditions, the Commitment Parties shall provide, or cause to be provided, the initial funding of the Backstopped Facilities; it being understood that there are no conditions (implied or otherwise, including compliance with the terms of this Backstopped Facilities Commitment Letter, the Fee Letters and/or the Loan Documents (as defined in the Senior Secured Credit Agreement, the “Loan Documents”) to the commitments hereunder other than those that are expressly stated in the Senior Secured Credit Agreement.
For the avoidance of doubt, the Commitment Parties hereby agree to execute and deliver the Loan Documents to which they are a party within one business day following the request by the Parent Borrower to do so (which request shall not be given by the Parent Borrower before the date that is 7 days prior to the anticipated Vion Acquisition Closing Date unless otherwise agreed between the Commitment Parties and the Parent Borrower), subject to the satisfaction or waiver (by the Commitment Parties) of the conditions precedent set forth in Section 4.01 of the Senior Secured Credit Agreement.

7.	Indemnification and Expenses
You agree (a) to indemnify and hold harmless the Commitment Parties, their respective affiliates and their respective directors, officers and employees (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Backstopped Facilities Commitment Letter, the Fee Letters, the Backstopped Facilities, the use of the proceeds thereof or the Acquisition and the Transactions or any claim, litigation, investigation or proceeding relating to any of the foregoing (a “Proceeding”), regardless of whether any indemnified person is a party thereto or, whether or not such Proceedings are brought by you, your equity holders, subsidiaries, creditors or any other person, and to reimburse each indemnified person within 30 days of a written demand (together with backup documentation supporting such reimbursement request) for any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing by one counsel to such indemnified persons, taken as a whole, and, if reasonably necessary, of one local counsel in any relevant material jurisdiction to all such persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the indemnified person affected by such conflict informs you of such conflict and thereafter, after receipt of your consent (which consent shall not be unreasonably withheld or delayed), retains its own counsel, of another firm of counsel (or if applicable one local counsel in any relevant material jurisdiction) for such affected indemnified person); provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from (i) the willful misconduct, bad faith or gross negligence of, or material breach of this Backstopped Facilities Commitment Letter, the Fee Letters or the Loan Documents by, such indemnified person or its affiliates, directors, officers or employees (collectively, the “Related Parties”) or (ii) disputes solely among indemnified persons (other than as a Lead Arranger of or an agent under a Backstopped Facility acting in its capacity as such) and/or the Related Parties and not arising out of any act or omission of the Parent Borrower, the Seller, the Target or any of your or the Seller’s subsidiaries and (b) regardless of whether the Closing Date occurs, to reimburse each Commitment Party and its affiliates within 30 days of written demand for all reasonable and documented out-of-pocket expenses that have been invoiced (including due diligence expenses, applicable syndication expenses, travel expenses, and limited, in the case of legal fees and expenses, to the reasonable fees, charges and disbursements of one counsel to the Commitment Parties, taken as a whole, and, if reasonably necessary, of one local counsel in any relevant material jurisdiction to all such persons, taken as a whole) incurred in connection with each of the Backstopped Facilities and any related documentation (including this Backstopped Facilities Commitment Letter and the Loan Documents). It is further agreed that each Commitment Party shall only have liability to you (as opposed to any other person) and that each Commitment Party shall be liable solely in respect of its own commitment to the Backstopped Facilities on a several, and not joint, basis with any other Commitment Parties. No indemnified person or any other party hereto shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the gross negligence, bad faith or willful misconduct of, or material breach of this Backstopped Facilities Commitment Letter, the Fee Letters or the Loan Documents by, such indemnified person (or any of its Related Parties). None of the indemnified persons or their affiliates, or you or any of your subsidiaries, or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Backstopped Facilities Commitment Letter, the Fee Letters, the Backstopped Facilities or the transactions contemplated hereby;

provided that nothing contained in this sentence shall limit your indemnity obligations to the extent set forth in this Section 7. You shall not be liable for any settlement of any Proceeding effected without your consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent, or if there is a final judgment against an indemnified person in any such Proceeding, you agree to indemnify and hold harmless each indemnified person in the manner set forth above in this Section 7. You shall not, without the prior written consent of the affected indemnified person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened Proceeding against such indemnified person in respect of which indemnity has been sought hereunder by such indemnified person unless such settlement (i) includes an unconditional release of such indemnified person from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission of fault. Notwithstanding the foregoing, each indemnified person shall be obligated to refund and return any and all amounts paid by you under this paragraph to such indemnified person for any such fees, expenses or damages to the extent such indemnified person is not entitled to payment of such amounts in accordance with the terms hereof.

8.	Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities
You acknowledge that each Commitment Party (or an affiliate) is a full service securities firm and such person may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of you, the Seller, the Target, your or their respective affiliates and of other companies that may be the subject of the transactions contemplated by this Backstopped Facilities Commitment Letter. In addition, each Commitment Party and its affiliates will not use confidential information obtained from you or your affiliates or on your or their behalf by virtue of the transactions contemplated hereby in connection with the performance by such Commitment Party and its affiliates of services for other companies or persons and the Commitment Party and its affiliates will not furnish any such information to any of their other customers. You also acknowledge that the Commitment Parties and their respective affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or persons.
You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Commitment Parties is intended to be or has been created in respect of any of the transactions contemplated by this Backstopped Facilities Commitment Letter, irrespective of whether the Commitment Parties have advised or are advising you on other matters, (b) the Commitment Parties, on the one hand, and you, on the other hand, have an arm's length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty to you or your subsidiaries on the part of the Commitment Parties, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Backstopped Facilities Commitment Letter, (d) you have been advised that the Commitment Parties are engaged in a broad range of transactions that may involve interests that differ from your interests and that the Commitment Parties have no obligation to disclose such interests and transactions to you, (e) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (f) each Commitment Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your subsidiaries or any other person or entity and (g) none of the Commitment Parties has any obligation to you or your subsidiaries with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by such Commitment Party and you or any such affiliate.

9.	Confidentiality
This Backstopped Facilities Commitment Letter is delivered to you on the understanding that neither this Backstopped Facilities Commitment Letter nor the Fee Letters nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person except (a) on a confidential basis, you and your officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors and those of the Target and the Seller and the Target and the Seller themselves (provided that, any disclosure of the Fee Letters or their terms or substance to the Target or the Seller’s officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, independent auditors, agents or other advisors shall be redacted in respect of the amount of fees set forth therein, unless the Commitment Parties otherwise consent, which consent shall not be unreasonably withheld or delayed), (b) in any legal, judicial, administrative proceeding, compulsory legal process or as otherwise required by applicable law or regulation or as requested by a governmental authority (in which case you agree, to the extent permitted by law, to inform us promptly in advance thereof), (c) to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right under this Backstopped Facilities Commitment Letter and/or the Fee Letters, (d) this Backstopped Facilities Commitment Letter, including the existence and contents hereof (but not the Fee Letters or the contents thereof other than the existence thereof and the contents thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses to the extent customary in marketing materials, other required filings and in connection with the marketing and sale of the Senior Unsecured Notes and the TLB/Bridge Facilities) may be disclosed (i) in any syndication or other marketing material in connection with the Backstopped Facilities and (ii) in any proxy statement or similar public filing related to the Acquisition or in connection with any public filing requirement or request or requirement to disclose to any “works council” of similar authority, (e) to potential Additional Initial Lenders and their officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors on a confidential basis and (f) the Loan Documents may be disclosed to potential Lenders and to any rating agency in connection with the Acquisition and the Backstopped Facilities; provided that the foregoing restrictions shall cease to apply in respect to the existence and contents of this Backstopped Facilities Commitment Letter (but not in respect of the Fee Letters and their terms and substance) after this Backstopped Facilities Commitment Letter has been accepted by you.
The Commitment Parties and their Related Parties shall use all information received by them in connection with the Acquisition and the related transactions solely for the purposes of providing the services that are the subject of this Backstopped Facilities Commitment Letter and shall treat confidentially all such information and the terms and contents of this Backstopped Facilities Commitment Letter and the Fee Letters; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) to rating agencies, (b) to any Lenders or participants or prospective Lenders or participants, (c) in any legal, judicial, administrative proceeding or compulsory legal process or as otherwise required by applicable law or regulations (in which case such Commitment Party shall promptly notify you, in advance, to the extent permitted by law), (d) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case the Commitment Parties shall, except with respect to any audit or examination conducted by any governmental bank authority exercising examination or regulatory authority, promptly notify you (when practicable, in advance) to the extent permitted by law), (e) to the employees, legal counsel, independent auditors, professionals and other experts or agents of such Commitment Party (collectively, “Representatives”) on a reasonable “need-to-know” basis and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (f) to any of its respective affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential, and such Commitment Party shall be responsible for its affiliates’ compliance with this paragraph) solely in connection with the Acquisition and any related transactions, (g) to the extent any such information is or becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or Representatives in breach of this Backstopped Facilities Commitment Letter and (h) to the extent applicable, for purposes of establishing a “due diligence” defense; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party including, without limitation, as set forth in any confidential information memorandum or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information. Notwithstanding anything in this Section 9 to the contrary, to the extent any legal counsel, independent auditors, professionals and other experts or agents of a Commitment Party receives any information in connection with the Acquisition and the related transactions from a Commitment Party, such legal counsel, independent auditors, professionals and other experts or agents shall sign an undertaking that they will treat such information as confidential (subject to certain customary exceptions) unless there are established and enforceable codes of professional conduct governing the confidential treatment of such information so received. The provisions of this paragraph shall automatically terminate on June 14, 2015.

10.	Miscellaneous
This Backstopped Facilities Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein. The Commitment Parties reserve the right to employ the services of their affiliates in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates may agree in their sole discretion. This Backstopped Facilities Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Backstopped Facilities Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Backstopped Facilities Commitment Letter by facsimile or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Backstopped Facilities Commitment Letter and the Fee Letters are the only agreements that have been entered into among us and you with respect to the Backstopped Facilities and set forth the entire understanding of the parties with respect thereto. This Backstopped Facilities Commitment Letter, and any claim, controversy or dispute arising under or related to this Backstopped Facilities Commitment Letter, whether in tort, contract (at law or in equity) or otherwise, shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York; provided, that, notwithstanding the preceding sentence and the governing law provisions of this Backstopped Facilities Commitment Letter and the Fee Letters, it is understood and agreed that the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof, in each case, shall be governed by, and construed and interpreted in accordance with, the laws of The Netherlands regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Each of the parties hereto agrees that this Backstopped Facilities Commitment Letter is a binding and enforceable agreement with respect to the subject matter herein, including the obligation to finalize and enter into the Loan Documents in a form substantially set forth on Exhibit B and otherwise in good faith in a manner consistent with this Backstopped Facilities Commitment Letter, it being understood and agreed that the commitments provided hereunder are subject only to those applicable conditions set forth in the Senior Secured Credit Agreement.

You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or Federal court sitting in the Borough of Manhattan in the City of New York over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Backstopped Facilities Commitment Letter or the Fee Letters or the performance of services hereunder or thereunder; provided, that with respect to any suit, action or proceeding arising out of or relating to the Acquisition Agreement or the transactions contemplated hereby and which do not involve claims against us, the Lenders or our or their affiliates, this sentence shall not override any jurisdiction provision set forth in the Acquisition Agreement. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us at our respective addresses set forth herein above shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. You and we hereby irrevocably agree to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the Transactions, this Backstopped Facilities Commitment Letter or the Fee Letters or the performance of services hereunder or thereunder.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Parent Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow such Lender to identify the Parent Borrower and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Parties and each Lender.
The indemnification, expense reimbursement, jurisdiction, syndication (including the information provisions as they relate to syndication) and confidentiality provisions contained herein shall remain in full force and effect regardless of whether the Loan Documents shall be executed and delivered and notwithstanding the termination of this Backstopped Facilities Commitment Letter or the commitments hereunder; provided that your obligations under this Backstopped Facilities Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof which shall survive only until the expiration of the Syndication Period, (b) confidentiality of the Fee Letters and the contents thereof and (c) the second paragraph of Section 8) shall automatically terminate and be superseded by the provisions of the Loan Documents upon the execution and delivery thereof by the parties thereto, and you shall automatically be released from all liability in connection therewith at such time.
If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Backstopped Facilities Commitment Letter and the Fee Letters by returning to us executed counterparts of this Backstopped Facilities Commitment Letter and the Fee Letters not later than 11:59 p.m., New York City time, on October 5, 2013. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. In the event that the execution and delivery of the Senior Secured Credit Agreement by the Parent Borrower and the Initial Lenders does not occur on or before the Expiration Date, then this Backstopped Facilities Commitment

Letter and the commitments hereunder shall automatically terminate unless we shall, in our discretion, agree to an extension; provided that the termination of any commitment pursuant to this sentence does not prejudice your or our rights and remedies in respect of any breach of this Backstopped Facilities Commitment Letter. “Expiration Date” means the earliest of (a) the date that is six months after the date hereof, (b) the date of the closing of the Acquisition without the use of the Term Loan B Facility and (c) your termination, or the due and valid termination by the Seller or the Target, of the Acquisition Agreement.

[Signature pages to follow]

We are pleased to have been given the opportunity to assist you in connection with this important financing.
Very truly yours,

JPMORGAN CHASE BANK, N.A.
By:	/s/ Gregory T. Martin
Name: Gregory T. Martin
Title: Vice President

J.P. MORGAN SECURITIES LLC
By:	/s/ Jennifer Bishop
Name: Jennifer Bishop
Title: Managing Director

Backstopped Commitment Letter Signature Page

BANK OF MONTREAL
By:	/s/ Eric A. Schubert
Name: Eric A. Schubert
Title: Managing Director

Backstopped Commitment Letter Signature Page

Accepted and agreed to as of the date first written above:
DARLING INTERNATIONAL INC.
By:	/s/ Brad Phillips
Name: Brad Phillips
Title: VP - Treasurer

Backstopped Commitment Letter Signature Page